[GREATER ATLANTIC FINANCIAL CORP. LOGO]


                        GREATER ATLANTIC FINANCIAL CORP.
               ANNOUNCES THAT GREATER ATLANTIC BANK HAS CONSENTED
               TO THE ISSUANCE OF A CEASE AND DESIST ORDER BY THE
                          OFFICE OF THRIFT SUPERVISION

Reston, Virginia; April 29, 2008. Greater Atlantic Financial Corp. ("Greater Atlantic") (Pink Sheets: "GAFC.PK") announced today that its wholly-owned banking subsidiary, Greater Atlantic Bank (the "Bank"), has consented to the issuance by the Office of Thrift Supervision (the "OTS") of a Cease and Desist Order effective April 25, 2008 (the "Order").

The Order requires the Bank to, among other things, report, within prescribed time periods to the OTS Regional Director for the Southeast Region (the "Regional Director") on the status of the ongoing negotiations with Summit Financial Group, Inc. ("Summit"); have, at June 30, 2008, and maintain a Tier One (Core) Capital Ratio of at least 6% and a total risk based capital ratio of at least 12%; develop a comprehensive long term operating strategy to be implemented if the proposed merger with Summit is not consummated; incorporate the long term operating strategy into a three-year business plan containing at a minimum the requirements set forth in the Order; cease, effective immediately, making commercial real estate loans, commercial loans and loans on raw land without the prior written approval of the Regional Director, except for such loans as to which the Bank has a legally binding written commitment to lend as of the effective date of the Order; cease, effective immediately, accepting brokered deposits; and prohibits the payment of dividends or other capital distributions.

In addition, the Order requires the Bank's board of directors to take action with respect to credit administration, classified assets and accounting system controls and to establish a regulatory compliance committee of three or more non-employee directors to monitor and coordinate compliance with the provisions of the Order and provide the board of directors with progress reports on compliance, which reports are to be transmitted by the board of directors of the Bank to the Regional Director.

The description of the Order and the Stipulation and Consent to Issuance of the Order set forth in this press release is qualified in its entirety by reference to the Stipulation and the Order, copies of which are attached as exhibits to Greater Atlantic's Current Report on Form 8-K filed today with the Securities and Exchange Commission.